Exhibit 1.1

CREDIT SUISSE FIRST BOSTON LLC

$250,000,000

Deluxe Corporation

Medium-Term Notes

DISTRIBUTION AGREEMENT

September 2, 2003

Credit Suisse First Boston LLC,

Eleven Madison Avenue,

New York, New York 10010-3629.

Banc One Capital Markets, Inc.

1 Bank One Plaza

Chicago, IL 60670

Wachovia Capital Markets, LLC

One Wachovia Center, DC-8

301 South College Street

Charlotte, NC 28288-0602

Ladies and Gentlemen:

1. Introduction. Deluxe Corporation, a Minnesota corporation (the “Issuer”), confirms its agreement with each of you (individually, an “Agent” and collectively, the “Agents”) with respect to the issue and sale from time to time by the Issuer of its medium-term notes registered under the registration statement referred to in Section 2(a) (any such medium-term notes being hereinafter referred to as the “Securities”, which expression shall, if the context so admits, include any permanent global Security). Securities may be offered and sold pursuant to Section 3 of this Agreement in an aggregate amount not to exceed $250,000,000 reduced by the aggregate amount of any other Registered Securities sold otherwise than pursuant to Section 3 of this Agreement. The Securities will be issued under an indenture, dated as of April 30, 2003 (the “Indenture”), between the Issuer and Wells Fargo Bank Minnesota, N.A., as trustee (the “Trustee”).

The Securities shall have the terms described in the Prospectus referred to in Section 2(a) as it may be amended or supplemented from time to time, including any supplement to the Prospectus that sets forth only the terms of a particular issue of the Securities (a “Pricing Supplement”). Securities will be issued, and the terms thereof established, from time to time by the Issuer in accordance with the Indenture and the Procedures (as defined in Section 3(d) hereof).

2. Representations and Warranties of the Issuer. The Issuer represents and warrants to, and agrees with, each Agent as follows:

(a) A registration statement (No. 333-104858), including a prospectus, relating to $500,000,000 aggregate principal amount of debt securities of the Issuer, including the Securities, (the “Registered Securities”) (including a prospectus which, as supplemented from time to time, shall be used in connection with sales of the Securities) has been filed with the Securities and

Exchange Commission (the “Commission”) and has been declared effective under the Securities Act of 1933, as amended (the “Act”). Such registration statement, as amended as of the Closing Date (as defined in Section 3(e) hereof), is hereinafter referred to as the “Registration Statement”, and the prospectus included in such Registration Statement, as supplemented so as generally to describe the Securities and the terms of the offering of the Securities, including all material incorporated by reference therein, is hereinafter referred to as the “Prospectus”; provided, however, that if the Issuer files a registration statement with the Commission pursuant to Rule 462(b) under the Act (the “Rule 462(b) Registration Statement”), then, after such filing, all references to the “Registration Statement” shall also be deemed to include the Rule 462(b) Registration Statement. Any reference in this Agreement to amending or supplementing the Prospectus shall be deemed to include the filing of materials incorporated by reference in the Prospectus after the Closing Date and any reference in this Agreement to any amendment or supplement to the Prospectus shall be deemed to include any such materials incorporated by reference in the Prospectus after the Closing Date.

(b) On the effective date of each part of the Registration Statement, such Registration Statement conformed in all material respects to the requirements of the Act, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission (“Rules and Regulations”) and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and on the Closing Date, and at each of the times of acceptance and of delivery referred to in Section 6(a) hereof and at each of the times of amendment or supplementing referred to in Section 6(b) hereof (the Closing Date and each such time being herein sometimes referred to as a “Representation Date”), each part of the Registration Statement and the Prospectus as then amended or supplemented will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and neither of such documents will include any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Issuer by any Agent specifically for use therein.

(c) The Issuer has been duly incorporated and is an existing corporation in good standing under the laws of the State of Minnesota, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus; and the Issuer is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

(d) Each of Designer Checks Inc., an Alabama corporation, Direct Checks Unlimited LLC, a Colorado limited liability company and Deluxe Financial Services, Inc., a Minnesota corporation (collectively, the “Subsidiaries”), has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus; and each subsidiary of the Issuer is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each subsidiary of the Issuer has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Issuer, directly or through Subsidiaries, is owned free from liens, encumbrances and defects.

(e) The Indenture has been duly authorized, executed and delivered by the Issuer and duly qualified under the Trust Indenture Act and constitutes a valid and legally binding obligation of the Issuer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered in a proceeding at law or in equity); the Securities have been duly authorized, and when the Securities have been delivered and paid for pursuant to this

Agreement, the Securities will have been duly executed, authenticated, issued and delivered and will conform in all material respects to the description thereof contained in the Prospectus and will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

(f) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Securities by the Issuer, except such as have been obtained and made under the Act and the Trust Indenture Act and such as may be required under state securities laws.

(g) The execution, delivery and performance of the Indenture by the Issuer do not, and the completion, execution and issuance of each particular Security by the Issuer in accordance with the Indenture, the sale by the Issuer of such Security in accordance with this Agreement and compliance with the terms and provisions thereof will not, result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Issuer or any Subsidiary of the Issuer or any of their properties, or the charter or bylaws of the Issuer or any such Subsidiary; nor will such actions result in a breach or violation of any of the terms and provisions of any agreement or instrument to which the Issuer or any such subsidiary is a party or by which the Issuer or any such subsidiary is bound or to which any of the properties of the Issuer or any such subsidiary is subject which would individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Issuer and its Subsidiaries taken as a whole, and the Issuer has full power and authority to authorize, issue and sell the Securities as contemplated by this Agreement.

(h) This Agreement (including any agreement with respect to the offering and sale of particular Securities as contemplated by Section 3) has been duly authorized, executed and delivered by the Issuer.

(i) Except as disclosed in the Prospectus, neither the Issuer nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), to the knowledge of the Issuer owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a material adverse effect on the Issuer and its Subsidiaries taken as a whole; and the Issuer is not aware of any pending investigation which might lead to such a claim.

(j) Except as disclosed in the Prospectus, there are no pending actions, suits or proceedings against or affecting the Issuer, any of its Subsidiaries or any of their respective properties that would individually or in the aggregate reasonably be expected to have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Issuer and its Subsidiaries taken as a whole, or would reasonably be expected to materially and adversely affect the ability of the Issuer to perform its obligations under the Indenture or this Agreement, or which are otherwise material in the context of the sale of the Securities; and no such actions, suits or proceedings are threatened or, to the Issuer’s knowledge, contemplated.

(k) The financial statements included in the Registration Statement and Prospectus present fairly the financial position of the Issuer and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Prospectus, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis; and the schedules included in the Registration Statement present fairly the information required to be stated therein.

(l) Except as disclosed in the Prospectus, since the date of the latest audited financial statements included in the Prospectus there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Issuer and its Subsidiaries taken as a whole.

(m) The Issuer is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company,” as defined in the Investment Company Act of 1940.

(n) Immediately after any sale of Securities by the Issuer hereunder or under any Terms Agreement, the aggregate amount of Securities which shall have been issued and sold by the Issuer hereunder or under any Terms Agreement and of any debt securities of the Issuer (other than such Securities) that shall have been issued and sold pursuant to the Registration Statement will not exceed the amount of debt securities registered under the Registration Statement.

3. Appointment as Agents; Agreement of Agents; Solicitations.

(a) (i) Subject to the terms and conditions stated herein, the Issuer hereby appoints each of the Agents as the agents of the Issuer for the purpose of soliciting or receiving offers to purchase the Securities to be issued by the Issuer during any Marketing Time. For purposes of this Agreement “Marketing Time” shall mean any time when (A) no suspension of solicitation of offers to purchase Securities pursuant to Section 3(c) or Section 4(c) shall be in effect, (B) any time when either any Agent shall own any Securities with the intention of reselling them pursuant to a Terms Agreement (as defined below), but in no event shall the time period for such resale be in excess of seven calendar days from the date of purchase of such Securities by the Agent unless otherwise agreed pursuant to a Terms Agreement or otherwise, or (C) the Issuer has accepted an offer to purchase Securities but the related settlement has not occurred.

(ii) So long as this Agreement shall remain in effect with respect to any Agent, the Issuer shall not, without the consent of the any such Agent, solicit or accept offers to purchase Securities otherwise than to or through one of the Agents; provided, however, that, subject to all of the terms and conditions of this Agreement, the foregoing shall not be construed to prevent the Issuer from selling at any time any Registered Securities in a firm commitment underwriting pursuant to an underwriting agreement that does not provide for a continuous offering of such Registered Securities; and provided, further, that the Issuer reserves the right from time to time (A) to solicit and accept offers to purchase Securities directly from, and to sell Securities directly to an investor, and (B) to accept a specific offer to purchase Securities from a dealer other than the Agents (each an “Other Dealer”), without obtaining the prior consent of any of the Agents, provided that (y) any Other Dealer shall agree to be bound by and subject to the terms and conditions of this Agreement binding on the Agents (including the commission schedule set forth on Exhibit B), and (z) so long as this Agreement remains in effect, the Issuer shall not appoint any other agent or dealer for the purpose of soliciting or receiving offers to purchase Securities on a continuous basis without prior notification to the Agents, it being understood that the Agents’ consent shall not be required. In the case of any sale of Securities by the Issuer directly to an investor and not resulting from a solicitation made by any Agent, no commission will be payable with respect to such sale.

(b) (i) On the basis of the representations and warranties contained herein, but subject to the terms and conditions herein set forth, each Agent agrees, as an agent of the Issuer, to use reasonable efforts when requested by the Issuer to solicit offers to purchase the Securities upon the terms and conditions set forth in the Prospectus, as from time to time amended or supplemented.

(ii) No Agent shall have any obligation to purchase Securities from the Issuer; however, one or more Agents (each, a “Presenting Agent”) may agree from time to time to purchase Securities as principal for resale to investors and other purchasers selected by such Presenting Agents. Unless otherwise expressly agreed by the Issuer and the Presenting Agents as contemplated by clause (v) below, each offer to sell Securities transmitted by the Agents and accepted by the Issuer shall constitute acceptance of an offer to sell such Securities to the Presenting Agents for resale. In addition, if so specified in a Terms Agreement (as defined in clause (iii) below) executed by the Issuer and one or more Presenting Agents, such Presenting Agents shall act as representative or representatives of the several underwriters named in such Terms Agreement for resale of the Securities specified in such Terms Agreement upon the terms and subject to the conditions specified in such Terms Agreement, this Agreement and in the Prospectus, as supplemented by the applicable pricing supplement. It is understood that the Agents and any underwriters for which they may act as representative propose that they will offer any Securities which they agree to purchase as principal for resale as set forth in the Prospectus, as supplemented by the applicable Pricing Supplement.

(iii) Upon acceptance by the Issuer of an offer by one or more Presenting Agents to purchase Securities as principal, unless the Issuer and the Presenting Agent or Agents execute a Terms Agreement substantially in the form of Exhibit A hereto (a “Terms Agreement”), any written confirmation or communication transmitted by the Presenting Agent or Agents to the Issuer or, in the absence of a Terms Agreement or such other written confirmation or communication, the oral agreement with respect to the terms of the Securities and of their offer and sale evidenced by the offer communicated by the Presenting Agent or Agents and accepted by the Issuer, in each case together with the provisions of this Agreement, shall constitute an agreement between the Presenting Agent or Agents and the Issuer for the sale and purchase of such Securities. Each purchase of Securities by an Agent shall, unless otherwise agreed, be at a discount from the principal amount of each such Security equivalent to the applicable commission set forth in Exhibit B hereto.

(iv) Each Agent is authorized to engage the services of any other brokers or dealers in connection with the offer or sale of Securities purchased by such Agent hereunder as principal for resale to others and may reallow any portion of the discount received from the Issuer to such brokers or dealers.

(v) If expressly agreed by an Agent and the Issuer, such Agent will solicit offers to purchase Securities from the Issuer through such Agent, acting as agent, in accordance with the provisions of this Agreement. In such event, such Agent shall communicate to the Issuer, orally or in writing, each reasonable offer to purchase Securities received by it as agent; and the Issuer shall have the sole right to accept offers to purchase the Securities and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to the Issuer, to reject any offer to purchase Securities received by it as such agent, in whole or in part, and any such rejection shall not be deemed a breach of its agreement contained herein. At the time of delivery of, and payment for, any Securities sold by the Issuer as a result of a solicitation made by, or offer to purchase received by, an Agent, acting on an agency basis, the Issuer agrees to pay such Agent a commission in accordance with the schedule set forth in Exhibit B hereto unless otherwise agreed.

(vi) No Agent shall have any responsibility for maintaining records with respect to the aggregate principal amount of Securities sold, or otherwise monitoring the availability of Securities for sale under the Registration Statement.

(vii) No Security which the Issuer has agreed to sell pursuant to this Agreement shall be deemed to have been purchased and paid for, or sold by the Issuer, until such Security shall have been delivered to the purchaser thereof against payment by such purchaser.

(c) Upon receipt of notice from the Issuer as contemplated by Section 4(c) hereof, each Agent shall suspend its solicitation of offers to purchase Securities until such time as the Issuer shall have furnished it with an amendment or supplement to the Registration Statement or the Prospectus, as the case may be, contemplated by Section 4(c) and shall have advised such Agent that such solicitation may be resumed.

The Issuer reserves the right, in its sole discretion, to suspend solicitation of offers to purchase the Securities commencing at any time for any period of time or permanently. Upon receipt of at least one Business Day’s prior notice from the Issuer, the Agents will forthwith suspend solicitation of offers to purchase Securities from the Issuer until such time as the Issuer has advised the Agents that such solicitation may be resumed. For the purpose of the foregoing sentence, “Business Day” shall mean any day that is not a Saturday or Sunday, and that in The City of New York is not a day on which banking institutions generally are authorized or obligated by law or executive order to close. During such period, the Issuer shall not be required to comply with the provisions of Sections 6(b), (c) and (d). Upon advising the Agents that such solicitation may be resumed, however, the Issuer shall simultaneously provide the documents required to be delivered by Sections 6(b), (c) and (d) as if the date of resumption were a Representation Date, and the Agents shall have no obligation to solicit offers to purchase the Securities until such documents have been received by them.

(d) Administrative procedures respecting the sale of Securities (the “Procedures”) shall be agreed upon from time to time by the Agents and the Issuer. The initial Procedures, which are set forth in Exhibit C hereto, shall remain in effect until changed by agreement among the Issuer and the Agents. Each Agent and the Issuer agree to perform the respective duties and obligations specifically provided to be performed by each of them herein and in the Procedures. The Issuer will furnish to the Trustee a copy of the Procedures as from time to time in effect.

(e) The documents required to be delivered by Section 5 hereof shall be delivered at the office of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, not later than 10:00 A.M., New York City time, on the date of this Agreement or at such later time as may be mutually agreed by the Issuer and the Agents, which in no event shall be later than the time at which the Agents commence solicitation of purchases of Securities hereunder, such time and date being herein called the “Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the settlement date (if later than the otherwise applicable settlement date) shall be the date for payment of funds and delivery of securities for all the Securities sold pursuant to an offering of Securities having identical terms (including the issue date) and terms of sale (whether or not set forth in a single Terms Agreement).

4. Certain Agreements of the Issuer. The Issuer agrees with the Agents that it will furnish to Sullivan & Cromwell LLP, counsel for the Agents, one signed copy of the Registration Statement, including all exhibits, in the form it became effective and of all amendments thereto and that, in connection with each offering of Securities,

(a) The Issuer will prepare a Pricing Supplement with respect to any Securities to be offered and sold to or through one or more Agents pursuant to this Agreement and, after approval of such Pricing Supplement by such Agent or Agents, will file such Pricing Supplement with the Commission pursuant to and in accordance with Rule 424(b) under the Act.

(b) The Issuer will advise each Agent promptly of any proposal to amend or supplement the Registration Statement as it relates to the offering of the Securities or the Prospectus and will afford the Agents a reasonable opportunity to comment on any such proposed amendment or supplement (other than any Pricing Supplement that relates to Securities not purchased through or by such Agent), and if the Issuer effects any amendment or supplementation of the Registration Statement or the Prospectus to which an Agent objects, such Agent shall be relieved of its obligations under Section 3(b) to solicit offers to purchase Securities until such time as the Issuer shall have filed such further amendments or supplements such that such Agent is reasonably satisfied with the Registration Statement and the Prospectus, as then amended or supplemented; and the Issuer will also advise each Agent promptly of the filing and effectiveness of any such amendment or supplement and of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof and will use commercially reasonable efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act, any event occurs as a result of which the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or if it is necessary at any such time to amend the Prospectus to comply with the Act, the Issuer will promptly notify each Agent by telephone (with confirmation in writing) to suspend solicitation of offers to purchase the Securities and to cease making offers or sales of Securities which an Agent may then own as principal; or if the Issuer shall decide to amend or supplement the Registration Statement or the Prospectus as it relates to the offering of the Securities, it will promptly advise each Agent by telephone (with confirmation in writing) and, subject to the provisions of subsection (a) of this Section, will promptly prepare and file with the Commission an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Notwithstanding the foregoing, if, at the time any such event occurs or it becomes necessary to amend the Prospectus to comply with the Act, any Agent shall own any of the Securities with the intention of reselling them, or the Issuer has accepted an offer to purchase Securities but the related settlement has not occurred, the Issuer, subject to the provisions of subsection (a) of this Section, will promptly prepare and file with the Commission an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance, provided, that, in the event that any agent shall own any of the Securities with the intention of reselling them, the Issuer’s obligations under this sentence shall not exceed seven calendar days from the date of purchase of Securities by such Agent and the period for such resale shall not be in excess of such time, unless otherwise agreed pursuant to a Terms Agreement or otherwise. Neither the Agents’ consent to, nor their delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5.

(d) The Issuer will file promptly all documents required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. In addition, on or prior to the date on which the Issuer makes any announcement to the general public concerning earnings or concerning any other event which is required to be described, or which the Issuer proposes to describe, in a document filed pursuant to the Exchange Act, the Issuer will furnish the information contained or to be contained in such announcement to each Agent, subject to the provisions of subsections (a) and (b) of this Section and unless otherwise publicly available.

(e) The Issuer will notify each Agent as soon as practicable (but in any event before any offer to purchase Securities is accepted by the Issuer) of any downgrading in the rating of any debt securities of the Issuer by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Issuer (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading of such rating), as soon as the Issuer learns of such downgrading or public announcement, to the extent not publicly available.

(f) To make generally available to its security holders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including at the option of the Company Rule 158).

(g) At any time when a prospectus relating to the Securities is required to be delivered under the Act, the Issuer will upon request furnish to each Agent written and electronic copies of the Registration Statement, including all exhibits, any related preliminary prospectus, any related preliminary prospectus supplement, the Prospectus and all amendments and supplements to such documents (including any applicable Pricing Supplement), in each case as soon as available and in such quantities as are reasonably requested.

(h) The Issuer will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such states in the United States as the Agents designate and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified.

(i) So long as any Securities are outstanding, the Issuer will furnish to the Agents, unless filed with the Commission, from time to time, such other material information concerning the Issuer as the Agents may reasonably request.

(j) The Issuer will pay, or reimburse each Agent for, all reasonable expenses incident to the performance of its obligations under this Agreement and will reimburse each Agent for any expenses (including fees and disbursements of counsel) incurred by it in connection with qualification of the Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as such Agent may designate and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Securities, for any filing fee incident to, and the reasonable fees and disbursements of counsel to the Agents in connection with, review by the National Association of Securities Dealers, Inc. relating to the Securities, for expenses incurred by each Agent in distributing the Prospectus and all supplements thereto (including any Pricing Supplement), any preliminary prospectuses and any preliminary prospectus supplements to such Agent, for costs incurred by each Agent in advertising any offering of Securities and for each Agent’s reasonable expenses (including the reasonable fees and disbursements of counsel to the Agents) incurred in connection with the establishment or maintenance of the program contemplated by this Agreement or otherwise in connection with the activities of the Agents under this Agreement.

5. Conditions of Obligations. The obligations of each Agent, as agent of the Issuer, under this Agreement at any time to solicit offers to purchase the Securities and to purchase Securities from the Issuer as principal is subject to the accuracy, on the date hereof, on each Representation Date and on the date of each such solicitation, of the representations and warranties of the Issuer herein, to the accuracy, on each such date, of the statements of the Issuer’s officers made pursuant to the provisions hereof, to the performance, on or prior to each such date, by the Issuer of its obligations hereunder, and to each of the following additional conditions precedent:

(a) The Prospectus, as amended or supplemented as of any Representation Date or date of such solicitation, as the case may be, shall have been filed with the Commission in accordance with the Rules and Regulations and no stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Issuer or any Agent, shall be contemplated by the Commission.

(b) Neither the Registration Statement nor the Prospectus, as amended or supplemented as of any Representation Date or date of such solicitation, as the case may be, shall contain any untrue statement of fact which, in the opinion of any Agent, is material or omits to state a fact which, in the opinion of any Agent, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(c) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Issuer and its Subsidiaries taken as one enterprise which, in the judgment of the Agents, or the Presenting Agent, as the case may be, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering, purchase or sale of and payment for the Securities; (ii) any downgrading in the rating of any debt securities of the Issuer by any “national recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Issuer (other than an announcement with positive implication); (iii) any material suspension or material limitation of trading in securities, generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Issuer on any exchange or in the over-the-counter market; (iv) any general banking moratorium declared by U.S. Federal or New York authorities; (v) any major disruption of settlements of securities or (vi) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in judgment of a majority in interest of Agents, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities.

(d) With respect to any Security denominated in a currency other than the U.S. dollar, more than one currency or a composite currency or any Security the principal or interest of which is indexed to such currency, currencies or composite currency, there shall not have occurred a suspension or material limitation in foreign exchange trading in such currency, currencies or composite currency by a major international bank, a general moratorium on commercial banking activities in the country or countries issuing such currency, currencies or composite currency, the outbreak or escalation of hostilities involving, the occurrence of any material adverse change in the existing financial, political or economic conditions of, or the declaration of war or a national emergency by, the country or countries issuing such currency, currencies or composite currency or the imposition or proposal of exchange controls by any governmental authority in the country or countries issuing such currency, currencies or composite currency;

(e) At the Closing Date and, if specified in a Terms Agreement, if any, at the time of delivery of the Securities described in such Terms Agreement, the Agents or the Agent purchasing such Securities (the “Purchasing Agent”), as the case may be, shall have received an opinion, dated the Closing Date, or such date of delivery, as the case may be, of Dorsey & Whitney LLP, counsel for the Issuer, to the effect that:

(i) The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with corporate power to own its properties and conduct its business as described in the Prospectus as amended or supplemented to date;

(ii) The Indenture has been duly authorized by all requisite corporate action, executed and delivered by the Issuer and constitutes a valid and binding obligation of the Issuer, enforceable in accordance with its terms; and the Indenture has been duly qualified under the Trust Indenture Act;

(iii) Any series of Securities established on or prior to the date of such opinion has been duly authorized and established in conformity with the Indenture, and, when the terms of a particular Security and of its issuance and sale have been duly authorized and established by all necessary corporate action in conformity with the Indenture, and such Security has been duly completed, executed, authenticated and issued in accordance with the Indenture, the resolutions of the Board of Directors of the Company, dated April 29, 2003 and the resolutions of the Finance Committee of the Board of Directors of the Company, dated August 5, 2003, and the Officer Certificate and Company Order issued by the Company on September 2, 2003, and delivered against payment as contemplated by this Agreement, such Security will constitute a valid and legally binding obligation of the Issuer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered in a proceeding at law or in equity) now or hereafter in effect, it being understood that such counsel may (a) assume that at the time of the issuance, sale and delivery of each Security the authorization of such series will not have been modified or rescinded and is still in full force and effect and, with respect to each Security, that such Security will conform to the applicable form of security examined by Dorsey & Whitney LLP on the date thereof, (b) assume that at the time of the issuance, sale and delivery of each Security there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Security, (c) assume that neither the issuance, sale and delivery of any Security, nor any of the terms of such Security, nor compliance by the Issuer with such terms, will violate the Articles of Incorporation, or Bylaws of the Company as then in effect, any applicable law, any agreement or instrument then binding upon the Issuer or any restriction imposed by any court or governmental body having jurisdiction over the Issuer, (d) assume that the completion of the terms of such Security, or the inclusion of any alternative or additional terms in such Security, that are not specified in the form of Security examined by Dorsey & Whitney LLP on the date thereof will not cause the issuance, sale or delivery of such Security, the terms of such Security or the compliance by the Company of such terms to violate the Company’s Articles of Incorporation or Bylaws or any statute or rule or regulation mentioned above, and (e) state that as of the date of such opinion, a judgment for money in an action based on Securities denominated in foreign currencies or currency units in a Federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars, and that the date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment;

(iv) The Registration Statement and the Prospectus as amended or supplemented and any further amendments and supplements thereto made by the Issuer prior to the Closing Date or such date of delivery (other than the financial statements and related schedules therein, as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the Act and the Trust Indenture Act and the rules and regulations thereunder;

(v) No consent, approval, authorization, or order of, and no notice to or filing with any governmental agency or body or any court is required to be obtained or made by the Issuer for the issue and sale of the Securities, except such as have been obtained or made under the Act and the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Agents;

(vi) This Agreement has been duly authorized by all requisite corporate action, executed and delivered by the Issuer;

(vii) The statements set forth in the Prospectus under the captions “Description of Debt Securities” and “Description of Notes”, insofar as they purport to constitute a summary of the terms of the Securities, and under the sections captioned “Plan of Distribution”, insofar as they purport to describe the provisions of the laws referred to therein, are accurate in all material respects;

(viii) The issue and sale of the Securities and the compliance by the Issuer with all of the provisions of the Securities, the Indenture, this Agreement and the Terms Agreement, if any, with respect to the Securities and the issuance and sale of the Securities will not violate any law of the United States or the State of Minnesota, any rule or regulation of any governmental authority or regulatory body of the United States or the State of Minnesota;

(ix) The Issuer is not an “investment company”, as such term is defined in the Investment Company Act; and

(x) Such counsel shall also state that, while they have not themselves checked the accuracy or completeness of or otherwise verified, and are not passing upon, and assume no responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus, except for those referred to in the opinion in subsection (vii) of this Section 5(e), in the course of their preparation, review and discussion of the contents of the Registration Statement and Prospectus with certain officers and employees of the Issuer and its independent accountants, but without independent check or verification (except as set forth above), no facts have come to their attention which have caused them to believe that, the Registration Statement as of its effective date, the Registration Statement or the Prospectus, as of the Closing Date, or any such amendment or supplement, as of its date (other than the financial statements and related schedules or other financial information therein or incorporated by reference therein, as to which such counsel need express no belief) contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and they do not know of any amendment to the Registration Statement required to be filed or any contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Prospectus as amended or supplemented or required to be described in the Registration Statement or the Prospectus as amended or supplemented which are not filed or incorporated by reference or described as required;

provided, however, that, in the case of each such opinion delivered pursuant to a Terms Agreement, (x) the statements contained in such opinion relating to the Registration Statement or the Prospectus shall relate to the Registration Statement or the Prospectus, as the case may be, as amended or supplemented as of the date of the Issuer’s acceptance of the offer to purchase such Securities and as of the time of delivery of such Securities; (y) such opinion shall relate to the Securities being delivered on the date of such opinion and not to other Securities as well; and (z) such opinion shall state that the Securities being delivered on the date of such opinion, when delivered against payment therefor as contemplated by this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject only to the exceptions set forth in clause (iii) as to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, and will conform to the description thereof contained in the Prospectus as amended or supplemented at such date of delivery.

(f) General Counsel of the Issuer shall have furnished to the Agents or the Purchasing Agent, as the case may be, his written opinion, dated the Closing Date, and, if specified in a Terms Agreement, if any, at the time of delivery of the Securities described in such Terms Agreement, in form and substance satisfactory to the Agents, to the effect that:

(i) The Issuer has an authorized capitalization as set forth in the Prospectus as amended or supplemented;

(ii) To the best of such counsel’s knowledge and other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the

Issuer or any of its Subsidiaries is a party or of which any property of the Issuer or any of its Subsidiaries is the subject which would individually or in the aggregate reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Issuer and its Subsidiaries taken as a whole; and, to the best of such counsel’s knowledge, no such proceedings are threatened by governmental authorities or by others;

(iii) The issue and sale of the Securities and the compliance by the Issuer with all of the provisions of the Securities, the Indenture, this Agreement and the Terms Agreement, if any, with respect to the Securities and the issuance and sale of the Securities will not violate or conflict with the Articles of Incorporation or By-laws of the Issuer or any Subsidiary, or any judgment, order or decree known to such counsel and applicable to the Issuer of any court, governmental authority or arbitrator. The issue and sale of the Securities and the compliance by the Issuer with all of the provisions of the Securities, the Indenture, this Agreement and the Terms Agreement, if any, with respect to the Securities and the issuance and sale of the Securities will not violate or conflict with any agreement or instrument known to such counsel to which the Issuer is a party or by which the Issuer is bound, except as would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Issuer and its Subsidiaries taken as a whole; and

(iv) The documents incorporated by reference in the Prospectus as amended or supplemented (other than the financial statements and related schedules therein, as to which such counsel need express no opinion), when they were filed with the Commission complied as to form in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder; and such counsel has no reason to believe that any of such documents (other than the financial statements and related schedules therein, as to which such counsel need express no opinion), when they were so filed contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such documents were so filed, not misleading.

In the case of each such opinion delivered pursuant to a Terms Agreement, the statements contained in such opinion relating to the Registration Statement or the Prospectus shall relate to the Registration Statement or the Prospectus, as the case may be, as amended or supplemented as of the date of the Issuer’s acceptance of the offer to purchase such Securities and as of the time of delivery of such Securities.

(g) At the Closing Date and, if specified in a Terms Agreement, if any, at the time of delivery of the Securities described in such Terms Agreement, the Agents or the Presenting Agent, as the case may be, shall have received a certificate, dated the Closing Date or such date of delivery, as the case may be, of the President or any Vice President and a principal financial or accounting officer of the Issuer in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Issuer in this Agreement are true and correct, that the Issuer has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or such date of delivery, as the case may be, that no stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission, and that subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), business, properties or results of operations of the Issuer and its Subsidiaries taken as a whole, except as set forth in or contemplated by the Prospectus or as described in such certificate. In the case of each such certificate delivered pursuant to a Terms Agreement, the statements contained in such certificate relating to the Registration Statement or the Prospectus shall relate to the Registration Statement or the Prospectus, as the case may be, as amended or supplemented as of the date of the Issuer’s acceptance of the offer to purchase such Securities and as of the time of delivery of such Securities.

(h) At the Closing Date and, if specified in a Terms Agreement, if any, at the time of delivery of the Securities described in such Terms Agreement, the Agents or the Purchasing Agent, as the case may be, shall have received a letter, dated the Closing Date or such date of delivery, as the case may be, of PricewaterhouseCoopers LLP, confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

(i) in their opinion, the financial statements and schedules and summary of earnings, if any, examined by them and included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act, the Exchange Act and the related published Rules and Regulations;

(ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 100 or No. 71, as applicable, Interim Financial Information, on any unaudited financial statements included in the Registration Statement;

(iii) on the basis of the review, if any, referred to in clause (ii) above, a reading of the latest available interim financial statements of the Issuer, inquiries of officials of the Issuer who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A) the unaudited financial statements, if any, and any summary of earnings included in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act, the Exchange Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements and summary of earnings for them to be in conformity with generally accepted accounting principles;

(B) if any unaudited “capsule” information is contained in the Prospectus, the unaudited consolidated net sales, net operating income, net income and net income per share amounts or other amounts constituting such “capsule” information and described in such letter for the three-, six- and nine-month periods ended March 31, June 30 and September 30, respectively, included in the Prospectus, as applicable, do not agree with the corresponding amounts set forth in the unaudited consolidated financial statements for those same periods or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;

(C) at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than five business days prior to the date of this Agreement, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of the Issuer and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets or net assets or shareholders’ equity as compared with amounts shown on the latest balance sheet included in the Prospectus; or

(D) for the period from the closing date of the latest available income statement included in the Prospectus to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in consolidated revenue or the total or per share amounts of net income or in the ratio of earnings to fixed charges;

except in all cases set forth in clauses (C) and (D) above, for changes, increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter; and

(iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Registration Statement (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Issuer and its subsidiaries subject to the internal controls of the Issuer’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

All financial statements and schedules included in material incorporated by reference into the Prospectus shall be deemed included in the Prospectus for purposes of this subsection.

In the case of each such letter delivered pursuant to a Terms Agreement, the statements contained in such letter relating to the Registration Statement or the Prospectus shall relate to the Registration Statement or the Prospectus, as the case may be, as amended or supplemented as of the date of the Issuer’s acceptance of the offer to purchase such Securities and as of the time of delivery of such Securities.

(i) At the Closing Date and, if specified in a Terms Agreement, if any, at the time of delivery of the Securities described in such Terms Agreement, the Agents or the Purchasing Agent, as the case may be, shall have received from Sullivan & Cromwell LLP, counsel for the Agents, such written opinion or opinions, dated the Closing Date or such date of delivery, as the case may be, with respect to the incorporation of the Issuer, the validity of the Securities, the Registration Statement, the Prospectus and other related matters as the Agents or the Purchasing Agent, as the case may be, may require, and the Issuer shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion or opinions, Sullivan & Cromwell LLP may rely as to the incorporation of the Issuer and all other matters governed by Minnesota law upon the opinion of Dorsey & Whitney LLP referred to above.

(j) The Issuer shall have furnished to the Agents or their counsel such further certificates and documents as the Agents or such counsel request.

The Issuer will furnish the Agents with such conformed copies of such opinions, certificates, letters and documents as they reasonably request.

6. Additional Covenants of the Issuer. The Issuer agrees that:

(a) Each acceptance by the Issuer of an offer for the purchase of Securities shall be deemed to be an affirmation that its representations and warranties contained in this Agreement are true and correct at the time of such acceptance and a covenant that such representations and warranties will be true and correct at the time of delivery to the purchaser of the Securities as though made at and as of each such time, it being understood that such representations and warranties shall relate to the Registration Statement and the Prospectus as amended or supplemented at each such time. Each such acceptance by the Issuer of an offer to purchase Securities shall be deemed to constitute an additional representation, warranty and agreement by the Issuer that, as of the date of delivery of such Securities to the purchaser thereof, after giving effect to the issuance of such Securities, of any other Securities to be issued on or prior to such delivery date and of any other Registered Securities to be issued and sold by the Issuer on or prior to such delivery date, the aggregate amount of Registered Securities (including any Securities) which have been issued and sold by the Issuer will not exceed the amount of Registered Securities registered pursuant to the Registration Statement.

(b) On each Representation Date on which the Registration Statement or the Prospectus shall be amended or supplemented (other than (i) by a Pricing Supplement, (ii) by an amendment or supplement relating solely to the terms of the Securities or a change in the principal amount of Securities remaining to be sold or (iii) by incorporation by reference of information contained in a Current Report on Form 8-K, unless such Form 8-K is required to be filed to comply with Section 4(c) hereof), the Issuer shall, (A) concurrently with such amendment or supplement, if such amendment or supplement shall occur at a Marketing Time, or (B) immediately at the next Marketing Time if such amendment or supplement shall not occur at a Marketing Time, furnish the Agents with a certificate, dated the date of delivery thereof, of the President or any Vice President and a principal financial or accounting officer of the Issuer, in form satisfactory to the Agents, to the effect that the statements contained in the certificate covering the matters set forth in Section 5(g) hereof which was last furnished to the Agents pursuant to this Section 6(b) are true and correct at the time of such amendment or supplement, as though made at and as of such time or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 5(g); provided, however, that any certificate furnished under this Section 6(b) shall relate to the Registration Statement and the Prospectus as amended or supplemented at the time of delivery of such certificate and, in the case of the matters set forth in clause (ii) of Section 5(f), to the time of delivery of such certificate.

(c) At each Representation Date referred to in Section 6(b), the Issuer shall, (A) concurrently if such Representation Date shall occur at a Marketing Time, or (B) immediately at the next Marketing Time if such Representation Date shall not occur at a Marketing Time, furnish the Agents with a written opinion or opinions, dated the date of such Representation Date, of counsel to Issuer (which may be internal or external counsel), in form satisfactory to the Agents, to the effect set forth in Section 5(e) hereof; provided, however, that to the extent appropriate such opinion or opinions may reconfirm matters set forth in a prior opinion delivered at the Closing Date or under this Section 6(c); provided further, however, that any opinion or opinions furnished under this Section 6(c) shall relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date and shall state that the Securities sold in the relevant Applicable Period (as defined below) have been duly executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject only to the exceptions set forth in clause (iii) of Section 5(e) hereof as to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, and conform to the description thereof contained in the Prospectus as amended or supplemented at the relevant date or dates for the delivery of such Securities to the purchaser or purchasers thereof. For the purpose of this Section 6(c), “Applicable Period” shall mean with respect to any opinion delivered on a Representation Date the period commencing on the date as of which the most recent prior opinion delivered at the Closing Date or under this Section 6(c) speaks and ending on such Representation Date.

(d) At each Representation Date referred to in Section 6(b) on which the Registration Statement or the Prospectus shall be amended or supplemented to include additional financial information, the Issuer shall cause PricewaterhouseCoopers LLP, (A) concurrently if such Representation Date shall occur at a Marketing Time, or (B) immediately at the next Marketing Time if such Representation Date shall not occur at a Marketing Time, to furnish the Agents with a letter, addressed jointly to the Issuer and the Agents and dated the date of such Representation Date, in form and substance satisfactory to the Agents, to the effect set forth in Section 5(h) hereof; provided, however, that to the extent appropriate such letter may reconfirm matters set forth in a prior letter delivered at the Closing Date or pursuant to this Section 6(d); provided further, however, that any letter furnished under this Section 6(d) shall relate to the

Registration Statement and the Prospectus as amended or supplemented at such Representation Date, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Issuer.

(e) On each date for the delivery of Securities to an Agent as principal, the Issuer shall, if specified in the applicable Terms Agreement, furnish such Agent with a written opinion or opinions, dated the date of delivery thereof, of external or internal counsel, in form satisfactory to such Agent, to the effect set forth in Section 5(e) hereof; provided, however, that any opinion furnished under this Section 6(e) shall relate to the Prospectus as amended or supplemented at such delivery date and shall state that the Securities being sold by the Issuer on such delivery date, when delivered against payment therefor as contemplated by this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject only to the exceptions set forth in clause (iii) of Section 5(e) hereof as to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, and will conform to the description thereof contained in the Prospectus as amended or supplemented at such settlement date.

(f) The Issuer agrees that any obligation of a person who has agreed to purchase Securities to make payment for and take delivery of such Securities shall be subject to (i) the accuracy, on the related settlement date fixed pursuant to the Procedures, of the Issuer’s representation and warranty deemed to be made to the Agents pursuant to the last sentence of subsection (a) of this Section 6, and (ii) the satisfaction, on such settlement date, of each of the conditions set forth in Sections 5(a), (b) and (c), it being understood that under no circumstance shall any Agent have any duty or obligation to exercise the judgment permitted under Section 5(b) or (c) on behalf of any such person.

7. Indemnification and Contribution.

(a) The Issuer will indemnify and hold harmless each Agent against any losses, claims, damages or liabilities, joint or several, to which such Agent may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus or preliminary prospectus supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Agent for any legal or other expenses reasonably incurred by such Agent in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuer will not be liable to such Agent in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of such documents which (i) is made in reliance upon and in conformity with written information furnished to the Issuer by such Agent specifically for use therein, unless such loss, claim, damage or liability arises out of the offer or sale of Securities occurring after the Agent has notified the Issuer in writing that such information should no longer be used therein, it being understood and agreed that the only such information furnished by any Agent consists of the information described as such in subsection (b) below; or (ii) is corrected in any amendment or supplement to the Registration Statement or the Prospectus, provided that the Issuer has performed each of its obligations under Section 4 in respect of such amendment or supplement and, to the extent that a prospectus relating to the Securities was required to be delivered by such Agent under the Act, such Agent, having been furnished by or on behalf of the Issuer with copies of the Prospectus as so amended or supplemented, thereafter fails to deliver such amended or supplemented Prospectus prior to or concurrently with the sale of the Securities to the person asserting such loss, claim, damage or liability.

(b) Each Agent will indemnify and hold harmless the Issuer against any losses, claims, damages or liabilities to which the Issuer may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or any related preliminary prospectus or preliminary prospectus supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by such Agent specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Issuer in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, unless such loss, claim, damage or liability arises out of the offer or sale of Securities occurring after the Agent has notified the Issuer in writing that such information should no longer be used therein, it being understood and agreed that the only such information furnished by any Agent consists of the following information in the Prospectus furnished on behalf of each Agent: the information contained in the tenth paragraph under the caption “Plan of Distribution” in the prospectus supplement dated September 2, 2003 concerning over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above to the extent it is not materially prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and any Agent on the other from the offering pursuant to this Agreement of the Securities which are the subject of the action or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer on the one hand and any Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and any Agent on the other shall be deemed to be in the same proportions as the total net proceeds from the offering pursuant to this Agreement of the Securities which are the subject of the action (before deducting expenses) received by the Issuer bear to the total discounts and commissions received by such Agent from the offering of such Securities pursuant to this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading relates to information supplied by the Issuer or such Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Securities which are the subject of the action and which were distributed to the public through it pursuant to this Agreement or upon resale of Securities purchased by it from the Issuer exceeds the amount of any damages which such Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of each Agent in this subsection (d) to contribute are several, in the same proportion which the amount of the Securities which are the subject of the action and which were distributed to the public through such Agent pursuant to this Agreement bears to the total amount of such Securities distributed to the public through all of the Agents pursuant to this Agreement, and not joint.

(e) The obligations of the Issuer under this Section 7 shall be in addition to any liability which the Issuer may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls each Agent within the meaning of the Act; and the obligations of each Agent under this Section 7 shall be in addition to any liability which each Agent may otherwise have and shall extend, upon the same terms and conditions, to each director of the Issuer, to each officer of the Issuer who has signed the Registration Statement and to each person, if any, who controls the Issuer within the meaning of the Act.

8. Status of Each Agent. In soliciting offers to purchase the Securities from the Issuer pursuant to this Agreement and in assuming its other obligations hereunder (other than any obligation to purchase Securities pursuant to Section 3 hereof), each Agent is acting individually and not jointly and is acting solely as agent for the Issuer and not as principal. In connection with the placement of any Securities by an Agent, acting as agent, (a) each Agent will make reasonable efforts to assist the Issuer in obtaining performance by each purchaser whose offer to purchase Securities from the Issuer has been solicited by such Agent and accepted by the Issuer, but such Agent shall have no liability to the Issuer in the event any such purchase is not consummated for any reason; and (b) if the Issuer shall default on its obligations to deliver Securities to a purchaser whose offer it has accepted, the Issuer (i) shall hold the Agents harmless against any loss, claim or damage arising from or as a result of such default by the Issuer, and (ii) in particular, shall pay to the Agents any commission to which they would be entitled in connection with such sale.

9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Issuer or its officers and of the Agents set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Agent, the Issuer or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Securities. If this Agreement is terminated pursuant to Section 10 or for any other reason or if for any reason the sale of Securities described in a confirmation or Terms Agreement referred to in Section 3 by the Issuer to an Agent is not consummated, the Issuer shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4(j) and the obligations of the Issuer under Sections 4(f) and 4(i) and the respective obligations of the Issuer and the Agents pursuant to Section 7 shall remain in effect. In addition, if any such termination of this Agreement shall occur either (i) at a time when any Agent shall own any of the Securities with the intention of reselling them or (ii) after the Issuer has accepted an offer to purchase Securities and prior to the related settlement, the obligations of the Issuer under the second sentence of Section 4(c), under Sections 4(a), 4(b), 4(d), 4(e), 4(g) and 4(h) and, in the case of a termination occurring as described in (ii) above, under Sections 3(c), 6(a), 6(e) and 6(f) and under the last sentence of Section 8, shall also remain in effect.

10. Termination. This Agreement may be terminated for any reason at any time by the Issuer as to any Agent or, in the case of any Agent, by such Agent insofar as this Agreement relates to such Agent, upon the giving of one day’s written notice of such termination to the other parties hereto; provided, however, that this Agreement may not be terminated with respect to an Agent by the giving of such notice following receipt by the Issuer of a confirmation or Terms Agreement referred to in Section 3 relating to the purchase of Securities by such Agent and prior to delivery of the Securities described in such confirmation or Terms Agreement, unless the sale and purchase of Securities contemplated thereby is rejected by the Issuer in accordance with Section 3. Any settlement with respect to Securities placed by an Agent on an agency basis occurring after termination of this Agreement shall be made in accordance with the Procedures and each Agent agrees, if requested by the Issuer, to take the steps therein provided to be taken by such Agent in connection with such settlement. For the avoidance of doubt, the termination by the Issuer as to any Agent or, in the case of any Agent, by such Agent insofar as this Agreement relates to such Agent does not terminate this Agreement for any other party to this Agreement.

11. Sales of Securities Denominated in a Currency other than U.S. Dollars or of Indexed Securities. If at any time the Issuer and any of the Agents shall determine to issue and sell Securities denominated in a currency other than U.S. dollars, which other currency may include a currency unit, or with respect to which an index is used to determine the amounts of payments of principal and any premium and interest, the Issuer and any such Agent may execute and deliver a supplement to this Agreement for the purpose of making any appropriate additions to and modifications of the terms of this Agreement (and the Procedures) applicable to such Securities and the offer and sale thereof. The Agents are authorized to solicit offers to purchase Securities with respect to which an index is used to determine the amounts of payments of principal and any premium and interest, and the Issuer shall agree to any sales of such Securities (whether offered on an agency or principal basis), only in a minimum aggregate amount of $2,500,000. The Issuer will not issue Securities denominated in Yen otherwise than in compliance with applicable Japanese laws, regulations and policies. In particular, the Issuer or its designated agent shall submit such reports or information as may be required from time to time by applicable law, regulations and guidelines promulgated by Japanese governmental and regulatory authorities in the case of the issue and purchase of the Securities and the Issuer shall ensure that each such Security shall have a minimum denomination of ¥1,000,000 and a minimum maturity of one year or such other minimum denomination and maturity as may be allowed from time to time by Japanese governmental and regulatory authorities.

12. Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Credit Suisse First Boston LLC shall be directed to it at Eleven Madison Avenue, New York, New York 10010-3629, Attention: Short and Medium Term Finance Department (Facsimile No. (212) 747-5025); notices to Banc One Capital Markets, Inc. shall be directed to it at 1 Bank One Plaza, Suite IL1-0595, Chicago, IL 60670, Attention: Structuring & Execution (Facsimile No. (312) 732-4773); notices to Wachovia Capital Markets, LLC shall be directed to it at One Wachovia Center, 301 South College Street, Charlotte, NC 28288 (Facsimile No. (704) 383-9165); and notices to the Issuer shall be directed to it at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966, Attention: General Counsel (Facsimile No. (651) 787-2749); or in the case of any party hereto, to such other address or person as such party shall specify to each other party by a notice given in accordance with the provisions of this Section 12. Any such notice shall take effect at the time of receipt.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors, the officers and directors and controlling persons referred to in Section 7 and, to the extent provided in Section 6(f), any person who has agreed to purchase Securities from the Issuer, and no other person will have any right or obligation hereunder.

14. Counterparts. This Agreement and any Terms Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Applicable Law. This Agreement and any Terms Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

The Issuer hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or any Terms Agreement or the transactions contemplated hereby or thereby.

If the foregoing correctly sets forth our agreement, please indicate your acceptance hereof in the space provided for that purpose below.

Very truly yours,

DELUXE CORPORATION

By:	/S/ LAWRENCE J. MOSNER
Name: Lawrence J. Mosner
Title: Chairman and Chief Executive Officer

By:	/S/ DOUGLAS J. TREFF
Name: Douglas J. Treff
Title: Senior Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

CREDIT SUISSE FIRST BOSTON LLC

By:	/S/ JULIE A. KEOGH
Name: Julie A. Keogh
Title: Authorized Signatory

BANC ONE CAPITAL MARKETS, INC.

By:	/S/ ALISSA A. WOODWORTH
Name: Alissa A. Woodworth
Title: Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/S/ KENT PHILLIPS
Name: Kent Phillips
Title: Director

EXHIBIT A

CREDIT SUISSE FIRST BOSTON LLC

DELUXE CORPORATION

(“Company”)

Medium-Term Notes, Series

Due Nine Months or More from Date of Issue

TERMS AGREEMENT

, 2003

[ADDRESS]

Attention:

Dear Sirs:

We offer to purchase, on and subject to the terms and conditions of the Distribution Agreement filed on [date] by the Company (“Distribution Agreement”), the following Notes (“Notes”) on the following terms:

Title:

Stated Maturity:

Principal Amount:

Public Offering Price: [    %, subject to change by the undersigned—The

Agent proposes to reoffer the above Notes from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.] [variable price reoffer]

Original Issue Discount Security: Yes              No

Purchase Price (to be paid in [New York Clearing House (next day)—immediately available] funds):     % [, plus accrued interest, if any, from the Trade Date to the Settlement Date]

Underwriting Discount or Commission received from the Company (%):

Proceeds to Company (If different from Public Offering Price) (%):

In the case of Fixed Rate Notes, the interest rate and, if different from the dates set forth in the Prospectus Supplement, the Interest Payment Date or Dates and corresponding Regular Record Date or Dates:

In the case of Floating Rate Notes, the Interest rate formula, Initial Interest Rate, the Index Maturity, the Spread or Spread Multiplier (if any), the maximum or minimum Interest rate limitations (if any), the Interest Reset Dates, the Interest Determination Dates, the Calculation Agent, the Calculation Dates, the Interest Payment Dates and the

Regular Record Dates, in each case to the extent applicable:

Other:

Optional Redemption (option of the Company):

Initial Redemption Date(s):

Redemption Price(s)(%):

Notice Period:

Optional Redemption (option of the Holder):

Optional Redemption Date(s):

Redemption Price(s)(%):

Notice Period:

Sinking Fund:

Trade Date:

Settlement Date (Issue Date):

Marketing Time: [Seven days] [To be negotiated by the Issuer and Agents, if desired]

* * * * *

Details for Settlement

(Additional Purchase Information—to be completed by Distributor, if desired, to the extent available):

Exact name in which the Note or Notes are to be registered (“registered owner”):

Exact address of registered owner and, if different, the address for delivery of notices and payment of principal and any premium and interest:

Taxpayer identification number of registered owner:

Principal amount of each Note in authorized denominations to be delivered to registered owner:

* * * * *

Our agreement to purchase the Notes hereunder is subject to the conditions set forth in the Distribution Agreement, including the conditions set forth in paragraph[s] (c)[, (d), (e), (f) and (g)] of Section 5 thereof [—, and [specify additional conditions, if any]—]. If for any reason the purchase by the undersigned of the Notes is not consummated other than because of a default by the undersigned or a failure to satisfy a condition set forth in clause [(iii), (iv), (v), (vi) or (vii) of Section 5(c)] of the Distribution Agreement, the Issuer shall reimburse the undersigned for all out-of-pocket expenses reasonably incurred by the undersigned in connection with the offering of the Notes and not otherwise required to be reimbursed pursuant to Section [4(j)] of the Distribution Agreement.

[Insert any additional agreements, conditions, etc.]

Unless the undersigned has received notification from the Company within one Business Day (as defined in the Distribution Agreement) that the Company does not agree to the terms set forth herein, this Terms Agreement shall constitute an agreement between the Company and the undersigned for the sale and purchase of the Notes upon the terms set forth herein and in the Distribution Agreement.

Very truly yours,

[CREDIT SUISSE FIRST BOSTON LLC]
[BANC ONE CAPITAL MARKETS, INC.]
[WACHOVIA CAPITAL MARKETS, LLC]

By
Name:
Title:

Accepted and agreed to as of the date set forth above.

[ ]

By

Name: Title:

EXHIBIT B

Fee Schedule

The Issuer agrees to pay each Agent a commission equal to the following percentage of the principal amount of Securities sold to purchasers solicited by such Agent:

Term	Commission Rate (as a percentage of principal amount
9 months to less than 12 months	.125%
12 months to less than 18 months	.150
18 months to less than 2 years	.200
2 years to less than 3 years	.250
3 years to less than 4 years	.350
4 years to less than 5 years	.450
5 years to less than 6 years	.500
6 years to less than 7 years	.550
7 years to less than 10 years	.600
10 years to less than 15 years	.625
15 years to less than 20 years	.700
20 years to less than30 years	.750
30 years and greater	To be negotiated

B-1

EXHIBIT C

DELUXE CORPORATION

Administrative Procedure

This Administrative Procedure relates to the Notes defined in the Distribution Agreement, dated September 2, 2003 (the “Distribution Agreement”), by and between Deluxe Corporation (the “Issuer”) and Credit Suisse First Boston LLC, Banc One Capital Markets, Inc. and Wachovia Capital Markets, LLC (together, the “Agents”), to which this Administrative Procedure is attached as Exhibit C. The Notes will be issued pursuant to an Indenture, dated as of April 30, 2003 (the “Indenture”), by and between the Issuer and Wells Fargo Bank Minnesota, N.A., as trustee (“Trustee”). Defined terms used herein and not defined herein shall have the meanings given such terms in the Notes, the Distribution Agreement, the Prospectus as amended or supplemented or the Indenture.

The procedures to be followed with respect to the settlement of sales of Notes directly by the Issuer to purchasers solicited by an Agent, as agent, are set forth below. The terms and settlement details related to a purchase of Notes by an Agent, as principal, from the Issuer will be set forth in a Terms Agreement pursuant to the Distribution Agreement. An Agent, in relation to a purchase of a Note by a purchaser solicited by such Agent, is referred to herein as the “Selling Agent”.

The Issuer may advise each Agent in writing of those persons with whom such Agent is to communicate regarding offers to purchase Notes and the related settlement details.

Except as otherwise specified in a Pricing Supplement, each Note will be issued at 100% of principal amount, less the applicable Agent’s discount or commission. The minimum aggregate amount of Notes which may be offered to any purchaser will be $1,000.

Each Note will be issued only in fully registered form and will be represented by either a global security (a “Global Note”) delivered to the Trustee, as agent for The Depository Trust Company (the “DTC”) and recorded in the book-entry system maintained by DTC (a “Book-Entry Note”) or a certificate issued in definitive form (a “Certificated Note”) delivered to a person designated by an Agent, as set forth in the applicable Pricing Supplement. The owner of a Book-Entry Note will not be entitled to receive a certificate representing such a Note, except as provided in the Indenture.

Book-Entry Notes will be issued in accordance with the Administrative Procedure set forth herein. The procedures for the issuance of Certificated Notes will be agreed among the Issuer, the Agents and the Trustee prior to the issuance of any such Certificated Note.

Administrative Procedure for Book-Entry Notes

In connection with the qualification of the Book-Entry Notes for eligibility in the book-entry system maintained by DTC, the Trustee will perform the custodial, document control and administrative functions described below, in accordance with its respective obligations under a Letter of Representation from the Issuer and the Trustee to DTC, dated the date hereof, and a Medium-Term Note Certificate Agreement between the Trustee and DTC, dated as of

May 14, 1991 (the “Certificate Agreement”), and its obligations as a participant in DTC, including DTC’s Same-Day Funds Settlement System (“SDFS”).

Posting Rates by the Issuer:

The Issuer and the Agents will discuss from time to time the rates of interest per annum to be borne by and the maturity of Book-Entry Notes that may be sold as a result of the solicitation of offers by an Agent. The Issuer may establish a fixed set of interest rates and maturities for an offering period (“posting”). If the Issuer decides to change already posted rates, it will promptly advise the Agents to suspend solicitation of offers until the new posted rates have been established with the Agents.

Acceptance of Offers by the Issuer:

Each Agent will promptly advise the Issuer by telephone or other appropriate means of all reasonable offers to purchase Book-Entry Notes, other than those rejected by such Agent. Each Agent may, in its discretion reasonably exercised, reject any offer received by it in whole or in part. The Issuer will have the sole right to accept offers to purchase Book-Entry Notes and may reject any such offer in whole or in part.

The Issuer will promptly notify the Selling Agent of its acceptance or rejection of an offer to purchase Book-Entry Notes. If the Issuer accepts an offer to purchase Book-Entry Notes, it will confirm such acceptance in writing to the Selling Agent and the Trustee.

Interest:

Interest on Book-Entry Notes will accrue and will be paid at the times and in the manner consistent with the description thereof in the Company’s Prospectus Supplement dated September 2, 2003 to the Prospectus dated July 11, 2003 and the applicable Pricing Supplement thereto. Unless otherwise set forth therein, interest on Fixed Rate Notes (including interest for partial periods) will be calculated on the basis of a 360-day year of twelve 30-day months. Interest on Floating Rate Notes, except as otherwise set forth therein, will be calculated on the basis of actual days elapsed and a year of 360 days, except that in the case of a Floating Rate Note for which the Base Rate is the Treasury Rate, interest will be calculated on the basis of the actual number of days in the year.

On the second Business Day immediately preceding each Interest Payment Date, the Trustee will furnish the Issuer with the total amount of interest payments (whether in U.S. dollars or other currencies or currency units) to be made on such Interest Payment Date. The Trustee will provide monthly, to the Issuer’s Treasury Department, a list of the principal and any premium and interest to be paid on Notes maturing in the next succeeding month. The Trustee will assume responsibility for withholding taxes on interest paid as required by law.

CUSIP Numbers:

The Trustee has arranged with the CUSIP Service Bureau of Standard & Poor’s Corporation (the “CUSIP Service Bureau”) for the reservation of a series of CUSIP numbers (including tranche numbers), such series consisting of approximately 900 CUSIP numbers relating to Global Notes representing Book-Entry Notes. The Trustee has obtained from the CUSIP Service Bureau a written list of such reserved CUSIP numbers and has delivered it to the Issuer and DTC. The Trustee will assign CUSIP numbers serially to Global Notes as described below under “Communication of Sale Information to the Issuer by Selling Agent and Settlement Procedures”. DTC will notify the CUSIP Service Bureau periodically of the CUSIP numbers that the Trustee has assigned to Global Notes. The Trustee will notify the Issuer at the time when fewer than 100 of the reserved CUSIP numbers remain unassigned to the Global Notes; and the Issuer will reserve additional CUSIP numbers for assignment to Global Notes representing Book-Entry Notes. Upon obtaining such additional CUSIP numbers, the Issuer shall deliver a list of such additional CUSIP numbers to the Trustee and DTC.

Exchanges:

The Trustee, at the Issuer’s request, may deliver to DTC and the CUSIP Service Bureau at any time a written notice of consolidation specifying (a) the CUSIP numbers of two or more Global Notes outstanding on such date that represent (i) Fixed-Rate Book-Entry Notes having the same terms (other than Settlement Dates), (ii) Floating Rate Book-Entry Notes having the same terms (other than Settlement Dates) or (iii) Original Issue Discount Zero Coupon Book-Entry Notes; (b) a date, at least 30 days after such written notice is delivered and at least 30 days before the next Interest Payment Date for the related Book-Entry Notes, on which such Global Note shall be exchanged for a single replacement Global Note; and (c) a new CUSIP number to be assigned to such replacement Global Note. Upon receipt of such a notice, DTC will send to its participants (including the Trustee) a written reorganization notice to the effect that such exchange will occur on such date. Prior to the specified exchange date, the Trustee will deliver to the CUSIP Service Bureau written notice setting forth such exchange date and the new CUSIP number and stating that, as of such exchange date, the CUSIP numbers of the Global Notes to be exchanged will no longer be valid. On the specified exchange date, the Trustee will exchange such Global Notes and the old CUSIP numbers for a single Global Note bearing the new CUSIP number. The CUSIP numbers of the exchanged Global Notes will, in accordance with CUSIP Service Bureau procedures be canceled and not immediately reassigned. Notwithstanding the foregoing, if the Global Notes to be exchanged exceed $500,000,000 in aggregate principal amount, one replacement Note will be authenticated and issued to represent each $500,000,000 of principal amount of the exchanged Global Notes and an additional Global Note will be authenticated and issued to represent any remaining principal amount of such Global Notes. In such case, each of the Global Notes representing such Book-Entry Note or Notes shall be assigned the same CUSIP number.

Manner of Payment:

The total amount of principal, premium, if any, and interest due on a Global Note on any Interest Payment Date or at maturity or upon redemption or repayment shall be paid by the Issuer to the Trustee in funds available for use by the Trustee on such date. The Issuer will make payment on such Global Note by depositing funds sufficient to make such payment with the Trustee. The Issuer will confirm the payment instructions in writing to the Trustee. For payments of principal and any premium at maturity or upon redemption or repayment, prior to 10:00 a.m. (New York City time) on such date or as soon as possible thereafter, the Trustee will pay DTC by separate wire transfer (using Fedwire message entry instructions in a form previously specified by DTC) to an account at the Federal Reserve Bank of New York previously specified by DTC, in funds available for immediate use by DTC, each payment of interest, premium, if any, or principal (together with interest thereon) due on a Global Note on such date. For payments of interest, the Trustee will pay DTC such payments in same-day funds on each Interest Payment Date in accordance with existing arrangements between the Trustee and DTC. Thereafter, for all payments on such date, DTC will pay, in accordance with SDFS operating procedures then in effect, such amounts in funds available for immediate use to the respective participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as are recorded in the book-entry system maintained by DTC.

Communication of Sale Information to the Issuer by Selling Agent and Settlement Procedures:

A. After the acceptance of an offer by the Issuer, the Selling Agent will communicate promptly, but in no event later than the time set forth under “Settlement Procedure Timetable” below, the following details of the terms of such offer (the “Sale Information”) to the Issuer by telephone (confirmed in writing) or by facsimile transmission or other acceptable written means:

(1) Principal amount of Notes to be purchased;

(2) If a Fixed Rate Note, the Interest Rate and initial Interest Payment Date and whether such Note is an Amortizing Note, and if so, the Amortizing Schedule;

(3) Trade Date of the Note;

(4) Settlement Date (Original Issue Date) of the Note;

(5) Maturity Date of the Note;

(6) Specified Currency of the Note;

(7) In the case of an Indexed Note, any additional information relevant to determination of the amounts of principal (and premium, if any) or interest payable;

(8) Issue price;

(9) Selling Agent’s commission or discount;

(10) Net proceeds to the Issuer;

(11) Redemption and/or repayment provisions, if any, of the Note;

(12) If a Floating Rate Note or Indexed Note, such of the following as are applicable:

(i) Interest Rate Basis or Bases,

(ii) Index Maturity or Index Currency,

(iii) Spread or Spread Multiplier,

(iv) Maximum Interest Rate,

(v) Minimum Interest Rate,

(vi) Initial Interest Rate,

(vii) Interest Reset Dates,

(viii) Calculation Dates,

(ix) Interest Determination Dates,

(x) Interest Payment Dates, and

(xi) Interest Category of the Note;

(13) Original issue discount, if any;

(14) Whether the Issuer has the option to extend the Maturity of the Note and if so, the Final Maturity of such Note;

(15) Whether the Note is a Renewable Note, and if it is a Renewable Note, the Initial Maturity Date and the Final Maturity Date;

(16) If the transaction is on an agency or principal basis;

(17) Name, address and taxpayer identification number of the registered owner(s);

(18) Denomination of certificates to be delivered at settlement;

(19) Book-Entry Note or Certificated Note;

(20) Selling Agent; and

(21) Any additional applicable terms of the Note.

B. After receiving the Sale Information from the Selling Agent, the Issuer will communicate such Sale Information to the Trustee by facsimile transmission or other acceptable written means. The Trustee will assign a CUSIP number to the Global Note from a list of CUSIP numbers previously delivered to the Trustee by the Issuer representing such Book-Entry Note and then advise the Issuer and the Selling Agent, of such CUSIP number.

C. The Trustee will enter a pending deposit message through DTC’s Participant Terminal System, providing the following settlement information to DTC, and DTC shall forward such information to such Agent and the Standard & Poor’s Corporation:

(1) The applicable Sale Information;

(2) CUSIP number of the Global Note representing such Book-Entry Note;

(3) Whether such Global Note will represent any other Book-Entry Note (to the extent known at such time);

(4) Number of the participant account maintained by DTC on behalf of the Selling Agent;

(5) The interest payment period; and

(6) Initial Interest Payment Date for such Book-Entry Note, number of days by which such date succeeds the record date for DTC’s purposes (which, in the case of Floating Rate Notes which reset weekly shall be the date five calendar days immediately preceding the applicable Interest Payment Date and in the case of all other Book-Entry Notes shall be the Regular Record Date, as defined in the Note) and, if calculable at that time, the amount of interest payable on such Interest Payment Date.

D. The Trustee will complete and authenticate the Global Note previously delivered by the Issuer representing such Book-Entry Note.

E. DTC will credit such Book-Entry Note to the Trustee’s participant account at DTC.

F. The Trustee will then enter a SDFS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit such Book-Entry Note to the Trustee’s participant account and credit such Book-Entry Note to such Selling Agent’s participant account and (ii) debit such Selling Agent’s settlement account and credit the Trustee’s settlement account for an amount equal to the issue price of such Book-Entry Note less such Selling Agent’s commission. The entry of such a deliver order shall constitute a representation and warranty by the Trustee to DTC that (a) the Global Note representing such Book-Entry Note has been issued and authenticated and (b) the Trustee is holding such Global Note pursuant to the Certificate Agreement.

G. Such Agent will enter a SDFS deliver order through DTC’s Participant Terminal System instructing DTC (i) to debit such Book-Entry Note to such Agent’s participant account and credit such Book-Entry Note to the participant accounts of the participants with respect to such Book-Entry Note and (ii) to debit the settlement accounts of such participants and credit the settlement account of such Agent for an amount equal to the issue price of such Book-Entry Note.

H. Transfers of funds in accordance with SDFS deliver orders described in Settlement Procedures “F” and “G” will be settled in accordance with SDFS operating procedures in effect on the Settlement Date.

I. Upon confirmation of receipt of funds, the Trustee will transfer to the account of the Issuer maintained at Wachovia Bank, N.A., Winston-Salem, North Carolina or such other account as the Issuer may have previously specified to the Trustee, in funds available for immediate use in the amount transferred to the Trustee in accordance with Settlement Procedure ”F”.

J. Upon request, the Trustee will send to the Issuer a statement setting forth the principal amount of Book-Entry Notes outstanding as of that date under the Indenture.

K. Such Agent will confirm the purchase of such Book-Entry Note to the purchaser either by transmitting to the participants with respect to such Book-Entry Note a confirmation order or orders through DTC’s institutional delivery system or by mailing a written confirmation to such purchaser.

L. DTC will, at any time, upon request of the Issuer or the Trustee, promptly furnish to the Issuer or the Trustee a list of the names and addresses of the participants for whom DTC has credited Book-Entry Notes.

Preparation of Pricing Supplement:

If the Issuer accepts an offer to purchase a Book-Entry Note, it will prepare a Pricing Supplement reflecting the terms of such Book-Entry Note and arrange to have delivered to the Selling Agent at an address specified by such Selling Agent at least ten copies of such Pricing Supplement, not later than 5:00 p.m., New York City time, on the Business Day following the receipt of the Sale Information, or if the Issuer and the purchaser agree to settlement on the Business Day following the date of acceptance, not later than noon, New York City time, on such date. The Issuer will file the Pricing Supplement with the Securities Exchange Commission (the “Commission”) not later than the close of business of the Commission on the second Business Day following the earlier of the date of determination of the Sale Information or the date on which such Pricing Supplement is first used pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). No settlements with respect to Notes upon such terms may occur prior to such transmitting or filing and the Selling Agent will not, prior to such transmitting or filing, mail confirmations to customers who have offered to purchase Notes upon such terms. After such transmitting or filing, sales, mailing of confirmations and settlements may occur with respect to Notes upon such terms, subject to the provisions of “Delivery of Confirmation and Prospectus to Purchaser by Selling Agent” below. Outdated Pricing Supplements, and copies of the Prospectus to which they are attached (other than those retained for files), will be destroyed.

Delivery of Confirmation and Prospectus to Purchaser by Selling Agent:

The Selling Agent will deliver to the purchaser of a Book-Entry Note a written confirmation of the sale and delivery and payment instructions. In addition, the Selling Agent will deliver to such purchaser or its agent the Prospectus as amended or supplemented (including the Pricing Supplement) in relation to such Book-Entry Note prior to or together with the earlier of the delivery to such purchaser or its agent of (a) the confirmation of sale or (b) the Book-Entry Note. For this purpose, entry of a SDFS deliver order through DTC’s Participant Terminal System to credit a Note to the account of a Participant purchasing, or acting for the purchaser of, a Note shall be deemed to constitute delivery of such Note. The Issuer shall ensure that the Agents receive copies of the Prospectus and each amendment or supplement thereto (including appropriate Pricing Supplements) in such quantities and within such time limits as will enable the Agents to deliver such confirmation or Note to a purchaser as contemplated by these procedures and in compliance with the first sentence of this paragraph. If, since the date of acceptance of a purchaser’s offer, the Prospectus shall have been supplemented solely to reflect any sale of Notes on terms different from those agreed to between the Issuer and such purchaser or a change in posted rates not applicable to such purchaser, such purchaser shall not receive the

Prospectus as supplemented by such new supplement, but shall receive the Prospectus as supplemented to reflect the terms of the Notes being purchased by such purchaser and otherwise as most recently amended or supplemented on the date of delivery of the Prospectus.

Date of Settlement:

The receipt by the Issuer of immediately available funds in payment for a Book-Entry Note and the authentication and issuance of the Global Note representing such Book-Entry Note shall constitute “settlement” with respect to such Book-Entry Note. All orders of Book-Entry Notes solicited by a Selling Agent and accepted by the Issuer on a particular date (the “Trade Date”) will be settled on a date (the “Settlement Date”) which is the third Business Day after the Trade Date pursuant to the “Settlement Procedure Timetable” set forth below, unless the Issuer and the purchaser agree to settlement on another Business Day which shall be no earlier than the next Business Day after the Trade Date.

Settlement Procedure Timetable:

For orders of Book-Entry Notes solicited by an Agent, as agent, and accepted by the Issuer for settlement on the first Business Day after the Trade Date, Settlement Procedures “A” through “I” set forth above shall be completed as soon as possible but not later than the respective times (New York City time) set forth below:

Settlement Procedure	Time	Date
A	5:00 p.m.	on the Business Day following the Trade Date or 10:00 a.m. on the Business Day prior to the Settlement Date, whichever is earlier
B	12:00 noon	on the second Business Day immediately preceding the Settlement Date
C	2:00 p.m.	on the second Business Day immediately preceding the Settlement Date
D	9:00 a.m.	on the Settlement Date
E	10:00 a.m.	on the Settlement Date
F - G	2:00 p.m.	on the Settlement Date
H	4:45 p.m.	on the Settlement Date
I	5:00 p.m.	on the Settlement Date

If the initial interest rate for a Floating Rate Book-Entry Note has not been determined at the time that Settlement Procedure ”A” is completed, Settlement Procedures ”B” and “C” shall be completed as soon as such rate has been determined but not later than 2:00 p.m. on the second Business Day immediately preceding the Settlement Date. Settlement Procedure ”H” is subject to extension in accordance with any extension of Fedwire closing deadlines and in the other events specified in the SDFS operating procedures in effect on the Settlement Date.

If settlement of a Book-Entry Note is rescheduled or canceled, the Trustee, upon obtaining knowledge thereof, will deliver to DTC, through DTC’s Participation Terminal System, a cancellation message to such effect by no later than 2:00 p.m. on the Business Day immediately preceding the scheduled Settlement Date.

Failure to Settle:

If the Trustee fails to enter a SDFS deliver order with respect to a Book-Entry Note pursuant to Settlement Procedure ”F”, then upon written request (which may be evidenced by telecopy transmission) of the Issuer, the Trustee may deliver to DTC, through DTC’s Participant Terminal System, as soon as practicable a withdrawal message instructing DTC to debit such Book-Entry Note to the Trustee’s participant account, provided that the Trustee’s participant account contains a principal amount of the Global Note representing such Book-Entry Note that is at least equal to the principal amount to be debited. If a withdrawal message is processed with respect to all the Book-Entry Notes represented by a Global Note, the Trustee will cancel such Global Note, make appropriate entries in the Trustee’s records and, unless otherwise instructed by the Issuer, destroy the Global Note. The CUSIP number assigned to such Global Note shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. If a withdrawal message is processed with respect to one or more, but not all, of the Book-Entry Notes represented by a Global Note, the Trustee will exchange such Global Note for two Global Notes, one of which shall represent such Book-Entry Note or Notes and shall be cancelled immediately after issuance (and, unless otherwise instructed by the Issuer, destroyed by the Trustee) and the other of which shall represent the remaining Book-Entry Notes previously represented by the surrendered Global Note and shall bear the CUSIP number of the surrendered Global Note.

If the total purchase price for any Book-Entry Note is not timely paid to the participants with respect to such Book-Entry Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such participants and, in turn, the Agent for such Book-Entry Note may enter deliver orders through DTC’s Participant Terminal System debiting such Book-Entry Note to such participant’s account and crediting such Book-Entry Note to such Agent’s account and then debiting such Book-Entry Note to such Agent’s participant account and crediting such Book-Entry Note to the Trustee’s participant account and shall notify the Issuer and the Trustee thereof. Thereafter, the Trustee will (i) immediately notify the Issuer of such order and the Issuer shall transfer to such Agent funds available for immediate use in an amount equal to the price of such Book-Entry Note which was credited to the account of the Issuer maintained at the Trustee in accordance with Settlement Procedure I, and (ii) deliver the withdrawal message and take the related actions described in the preceding paragraph. If such failure shall have occurred for any reason other than default by the applicable Agent to perform its obligations hereunder or under the Distribution Agreement, the Issuer will reimburse such Agent on an equitable basis for the loss of its use of funds during the period when the funds were credited to the account of the Issuer.

Notwithstanding the foregoing, upon any failure to settle with respect to a Book-Entry Note, DTC may take any actions in accordance with its SDFS operating procedures then in effect. In the event of a failure to settle with respect to one or more, but not all, of the Book-Entry Notes to have been represented by a Global Note, the Trustee will provide, in accordance with Settlement Procedure “D”, for the authentication and issuance of a Global Note representing the other Book-Entry Notes to have been represented by such Global Note and will make appropriate entries in its records. The Issuer will, from time to time, furnish the Trustee with a sufficient quantity of forms of Global Notes.

Authenticity of Signatures:

The Issuer will cause the Trustee to furnish the Agents from time to time with the specimen signatures of each of the Trustee’s officers, employees or agents who have been authorized by the Trustee to authenticate Notes, but the Agents will have no obligation or liability to the Issuer or the Trustee in respect of the authenticity of the signature of any officer, employee or agent of the Issuer or the Trustee on any Note or the Global Note.

Trustee Not to Risk Funds:

Nothing herein shall be deemed to require the Trustee to risk or expend its own funds in connection with any payment made to the Issuer, the Agents, DTC or any Holder of a Note, it being understood by all parties that payments made by the Trustee to the Issuer, the Agents, DTC or any Holder of a Note shall be made only to the extent that funds are provided to the Trustee for such purpose.

Administrative Procedure for Interest Payment

Notice of Interest Payment Dates and Regular Record Dates:

To the extent then known, on the first Business Day of March, June, September, and December of each year, the Trustee will deliver to the Issuer and DTC a written list of Record Dates and Interest Payment Dates that will occur with respect to Floating Rate Book-Entry Notes during the six-month period beginning on such first Business Day.

Payments of Principal and Interest:

(a) Payments of Interest Only. Promptly after each Regular Record Date, the Trustee will deliver to the Issuer and DTC a written notice specifying by CUSIP number the amount of interest to be paid on each Global Note on the following Interest Payment Date (other than an Interest Payment Date coinciding with Maturity) and the total of such amounts. The Issuer will confirm with the Trustee the amount payable on each Global Note on such Interest Payment Date. DTC will confirm the amount payable on each Global Note on such Interest Payment Date by reference to the daily or weekly bond reports published by Standard & Poor’s Corporation. The Issuer will pay to the Trustee the total amount of interest due on such Interest Payment Date (other than at Maturity), and the Trustee will pay such amount to DTC at the times and in the manner set forth in Subsection (d) below under “Manner of Payment”.

(b) Payments at Stated Maturity. On or about the first Business Day of each month, the Trustee will deliver to the Issuer and DTC a written list of principal and interest to be paid on each Global Note maturing in the following month. The Issuer, the Trustee and DTC will confirm the amounts of such principal and interest payments with respect to each such Global Note on or about the fifth Business Day preceding the Stated Maturity of such Global Note. The

Issuer will pay to the Trustee, as the paying agent, the principal amount of such Global Note, together with interest due at such Stated Maturity. Upon surrender of a Global Note, the Trustee will pay such amounts to DTC at the times and in the manner set forth below under “Manner of Payment”. If any Stated Maturity of a Global Note representing Book-Entry Notes is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest shall accrue on such payment for the period from and after such Stated Maturity. Promptly after payment to DTC of the principal and any interest due at the Stated Maturity of such Global Note, the Trustee will cancel such Global Note and return such Global Note to the Issuer in accordance with the terms of the Indenture.

(c) Payment upon Redemption. The Trustee will comply with the terms of the Letter of Representation with regard to redemptions or repayments of the Book-Entry Notes. In the case of Book-Entry Notes stated by their terms to be redeemable prior to Stated Maturity, at least 30 calendar days but no more than 60 calendar days before the date fixed for redemption (the “Redemption Date”), the Issuer shall notify the Trustee of the Issuer’s election to redeem such Book-Entry Notes in whole or in part and the principal amount of such Book-Entry Notes to be so redeemed. Within 5 calendar days of receiving such notice from the Issuer, the Trustee shall notify DTC of the Issuer’s election to redeem such Book-Entry Notes. The Trustee shall notify the Issuer and DTC of the CUSIP numbers of the particular Book-Entry Notes to be redeemed either in whole or in part. The Issuer, the Trustee and DTC will confirm the amounts of such principal and any premium and interest payable with respect to each such Book-Entry Note on or about the fifth Business Day preceding the Redemption Date of such Book-Entry Note. The Issuer will pay the Trustee, in accordance with the terms of the Indenture, the amount necessary to redeem each such Book-Entry Note or the applicable portion of each such Book-Entry Note. The Trustee will pay such amount to DTC at the times and in the manner set forth herein. Promptly after payment to DTC of the amount due on the Redemption Date for such Book-Entry Note, the Trustee shall cancel any such Book-Entry Note redeemed in whole and shall deliver it to the Issuer with an appropriate debit advice. If a Global Note is to be redeemed in part, the Trustee will cancel such Global Note and issue a Global Note which shall represent the remaining portion of such Global Note and shall bear the CUSIP number of the canceled Global Note.

(d) Manner of Payment. The total amount of any principal and interest due on Global Notes on any Interest Payment Date or at Maturity shall be paid by the Issuer to the Trustee in immediately available funds on such date available for use as of 12:00 P.M. New York City time. The Issuer will make such payment on such Global Notes by wire transfer to the Trustee. The Issuer will confirm instructions regarding payment in writing to the Trustee. Prior to 1:00 p.m., New York City time, on each date of Maturity of a Book-Entry Note or as soon as possible thereafter, the Trustee will pay by separate wire transfer (using Fedwire message entry instructions in a form previously specified by DTC) to an account at the Federal Reserve Bank of New York previously specified by DTC in funds available for immediate use by DTC, each payment of principal (together with interest thereon) due at Maturity on Book-Entry Notes. On each Interest Payment Date, interest payment shall be made to DTC in same day funds in accordance with existing arrangements between the Trustee and DTC. Thereafter, on each such date, DTC will pay, in accordance with its SDFS operating procedures then in effect, such amounts in funds available for immediate use to the respective Participants in whose names the Book-Entry Notes represented by such Global Notes are recorded in the book-entry system maintained by DTC. NEITHER THE ISSUER NOR THE TRUSTEE SHALL HAVE ANY DIRECT RESPONSIBILITY OR LIABILITY FOR THE PAYMENT BY DTC TO SUCH PARTICIPANTS OF THE PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON THE BOOK-ENTRY NOTES.

(e) Withholding Taxes. The amount of any taxes required under applicable law to be withheld from any interest payment on a Book-Entry Note will be determined and withheld by the Participant, indirect participant in DTC or other person responsible for forwarding payments and materials directly to the beneficial owner of such Note.